Registration No. 333-176155 Registration No. 333-176156 Registration No. 33-32431

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE RYLAND GROUP, INC.

(Exact name of registrant as specified in its charter)

Maryland	52-0849948
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3011 Townsgate Road, Suite 200, Westlake Village, California 91361-3027

(Address of Principal Executive Offices) (ZIP Code)

THE RYLAND GROUP, INC. RETIREMENT SAVINGS OPPORTUNITY PLAN

and

THE RYLAND GROUP, INC. 2011 EQUITY AND INCENTIVE PLAN

and

THE RYLAND GROUP, INC. 2011 NON-EMPLOYEE DIRECTOR STOCK PLAN

(Full Title of The Plans)

Timothy J. Geckle

Senior Vice President, General Counsel and Secretary

The Ryland Group, Inc.

3011 Townsgate Road, Suite 200

Westlake Village, California 91361

[805-367-3800]

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

The Ryland Group, Inc., a Maryland corporation (the “Registrant”), is filing this post-effective amendment to deregister certain securities originally registered pursuant to the Registration Statement on Form S-8 filed on August 8, 2011 (file no. 333-176155), Form S-8 filed on August 8, 2011 (file no. 333-176156), and Form S-8 filed on December 8, 1989 (file no. 33-32431), with respect to shares of the Registrant’s Common Stock, par value $1.00 (the “Common Stock”). These shares were registered for offer or sale pursuant to The Ryland Group, Inc. 2011 Equity and Incentive Plan (the “2011 EIP”), The Ryland Group, Inc. 2011 Non-Employee Director Stock Plan (the “2011 DSP”), and The Ryland Group, Inc. Retirement Savings Opportunity Plan (the “RSOP”). A total of 3,000,000 shares, 176,000 shares, and 40,000 shares were registered for issuance under the Registrant’s 2011 EIP, 2011 DSP, and RSOP, respectively.

The Registrant has entered into an amended merger agreement with Standard Pacific Corp., a Delaware corporation (“Standard Pacific”), as of June 14, 2015. The Registrant and Standard Pacific have agreed to the merger of the Registrant with and into Standard Pacific, with Standard Pacific continuing as the surviving corporation in the merger under the name CalAtlantic Group, Inc. Consequently, no future awards will be made under the Registrant’s 2011 EIP, 2011 DSP, or RSOP. Pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Registrant is filing this Post-Effective Amendment to the Registration Statement to deregister an aggregate of 1,588,234 shares, 96,830 shares, and 40,000 shares of the Registrant’s Common Stock previously registered that have not been issued and will not in the future be issued under the 2011 EIP, the 2011 DSP, and the RSOP, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake Village, State of California, on the 1st day of October, 2015.

THE RYLAND GROUP, INC.

By:	/s/ Timothy J. Geckle
Timothy J. Geckle
Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Larry T. Nicholson Larry T. Nicholson	Larry T. Nicholson President and Chief Executive Officer (Principal Executive Officer)	October 1, 2015

/s/ Gordon A. Milne Gordon A. Milne	Gordon A. Milne Executive Vice President, Chief Financial Officer and Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	October 1, 2015

A majority of the Board of Directors:

William L. Jews, Ned Mansour, Robert E. Mellor, Norman J. Metcalfe, Larry T. Nicholson, Charlotte St. Martin, Robert G. van Schoonenberg

/s/ Timothy J. Geckle Timothy J. Geckle	As Attorney-in-Fact	October 1, 2015